                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-48037) and the related Prospectus and Registrations Statements (Form S-8 Nos. 333-11825, 33-88156, 33-51056, 33-36787, 33-25897, 33-62807, 333-35487,
333-65567) pertaining to the Amended and Restated 1992 Employee Stock Purchase Plan, the Amended and Restated 1984 Stock Option Plan, the Employee Stock Purchase Plan, and the Amended and Restated 1992 Stock Option Plan, and in the related prospectuses of our report dated January 18, 1999, with respect to the consolidated financial statements and schedule of Novellus Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998.




                                         /s/  ERNST & YOUNG LLP



San Jose, California
March 3, 1999